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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Viewlocity, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[VIEWLOCITY LOGO]

                        , 2003

Dear Shareholder:

        You are cordially invited to attend the 2003 annual meeting of shareholders of Viewlocity, Inc. to be held on                        ,                         , 2003 at             a.m. Atlanta, Georgia time, at the offices of the company's counsel, Morris, Manning & Martin, L.L.P., located at 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326.

        The items of business to be considered at the meeting are listed in the following Notice of Annual Meeting and are more fully addressed in the proxy statement included with this letter. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the meeting.

        Our board of directors has appointed a nominating committee and the committee has evaluated and recommended certain individuals for membership on our board of directors. The board of directors has approved the committee's recommendation and has nominated these individuals for election as directors. Our board of directors has also approved and has determined that the proposed amendments to our Amended and Restated Articles of Incorporation described in the attached proxy statement are in the best interest of the company and its shareholders. Accordingly, for the reasons set forth in the proxy statement, the board of directors unanimously recommends a vote "FOR" each director nominee and for each other matter to be considered.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. This will not prevent you from voting in person at the annual meeting, but will assure that your vote is counted if you are unable to attend the annual meeting. YOUR VOTE IS VERY IMPORTANT.

        On behalf of your board of directors, thank you for your continued support of and interest in Viewlocity, Inc.

Sincerely,
C. Jeffrey Simpson Chairman of the Board and Chief Executive Officer

[VIEWLOCITY LOGO]

VIEWLOCITY, INC.
3475 Piedmont Road, Suite 1700
Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on                        , 2003

        NOTICE IS HEREBY GIVEN that the 2003 annual meeting of shareholders of Viewlocity, Inc. will be held at the offices of our counsel, Morris, Manning & Martin, L.L.P., located at 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, on                        ,                         , 2003, at             a.m. or at any adjournment or postponement thereof. A proxy card and a proxy statement for the annual meeting are enclosed. The annual meeting is for the purpose of considering and acting upon the following matters:

  1.
  Election of five directors to our Board of Directors;

  2.
  Amendment of our Third Amended and Restated Articles of Incorporation to modify the types of transactions that are covered under Article V, Section (c)(2)(b) of the Articles of Incorporation and to allow the holders of a majority of the outstanding Series A Preferred to waive the application of that provision in the future;

  3.
  Amendment of our Third Amended and Restated Articles of Incorporation to allow our shareholders to act by majority written consent; and

  4.
  Such other business as may properly come before the annual meeting or any adjournments or postponement thereof. Execution of a proxy in the form enclosed also permits the proxy holders to vote, in their discretion, upon such other matters that may come before the annual meeting. As of the date of mailing, the Board of Directors is not aware of any other matters that may come before the annual meeting.

        Only shareholders of record at the close of business on March 7, 2003, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. A list of shareholders as of the close of business on March 7, 2003, will be available at the annual meeting for examination by any shareholder, shareholder's agent or shareholder's attorney.

        Your attention is directed to the proxy statement provided with this Notice.

BY ORDER OF THE BOARD OF DIRECTORS
L. Allen Plunk Executive Vice President, Chief Financial Officer and Secretary
Atlanta, Georgia , 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

PROXY STATEMENT
OF
VIEWLOCITY, INC.

2003 ANNUAL MEETING OF SHAREHOLDERS
                        , 2003

General

        This proxy statement and the enclosed proxy card are furnished on behalf of our board of directors in connection with the solicitation of proxies for use at the 2003 annual meeting of our shareholders and any adjournment or postponement of that meeting.

        This proxy statement is first being mailed to our shareholders on or about                        , 2003.

        On November 15, 2002, we consummated our previously announced merger (the "Merger") with Viewlocity, Inc., a Delaware corporation ("Viewlocity Delaware"). In the Merger, Viewlocity Delaware was merged with and into our company. Subsequent to the Merger, we changed our corporate name from SynQuest, Inc. to Viewlocity, Inc.

        As consideration for the Merger, we issued a total of 2,946,857 shares of our common stock to the holders of Viewlocity Delaware's series F convertible preferred stock. Holders of other classes and series of Viewlocity Delaware capital stock received nominal cash consideration.

        Concurrently with the consummation of the Merger, we completed our previously announced private placement of shares of our newly created series A preferred stock (the "Series A Preferred") for total consideration of $27.8 million (the "Private Placement"). As a result of the Private Placement, we issued an aggregate of 11,132,828 shares of Series A Preferred.

        The Merger has been accounted for as a "reverse acquisition" for accounting purposes. As a result, Viewlocity Delaware will be treated as the continuing reporting entity for accounting purposes, and Viewlocity Delaware's historical results of operations have become those of the combined company. Prior to the Merger, our fiscal year ended on June 30th of each year. However, Viewlocity Delaware's fiscal year ended on December 31st of each year. Because Viewlocity Delaware is considered the accounting acquiror in the Merger, our fiscal year has been changed to end on December 31st. Pursuant to SEC rules, certain information included in this proxy statement relates to the six month period between June 30, 2002 (the end of our last fiscal year prior to the Merger) and December 31, 2002 (the end of our new fiscal year). This period is referred to as the "Transition Period." Additional information regarding the Merger and the Private Placement is set forth elsewhere in this proxy statement as well as in our reports filed with the Securities and Exchange Commission (the "SEC").

Date, Time and Place

        Our annual meeting will be held at the offices of the company's counsel, Morris, Manning & Martin, L.L.P., located at 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, on            ,                         , 2003, at             a.m., local time.

Matters to be Considered at the Annual Meeting

        At the annual meeting, our shareholders will be asked:

  1.
  To elect five directors to our Board of Directors;

  2.
  To approve an amendment of our Third Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation") to modify the types of transactions that are covered under Article V, Section (c)(2)(b) of the Articles of Incorporation and to allow the holders of a majority of the outstanding Series A Preferred to waive the application of that provision in the future;

  3.
  To approve an amendment of our Articles of Incorporation to allow shareholders to act by majority written consent without a meeting; and

  4.
  To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Record Date

        Our board of directors has fixed the close of business on March 7, 2003, as the record date for the annual meeting. Only persons who are shareholders as of the record date are entitled to vote. Pursuant to our Articles of Incorporation, the holders of our outstanding common stock and Series A Preferred are entitled to vote together as a single class on each matter to be voted on by the holders of our common stock at the annual meeting, with the holders of our outstanding Series A Preferred voting on an as converted to common stock basis. As of the record date, 5,893,654 shares of common stock and 11,132,828 shares of Series A Preferred were issued, outstanding, and entitled to vote at the annual meeting. Currently, the Series A Preferred is convertible into common stock on a one-for-one basis. As a result, an aggregate of 17,026,482 votes are eligible to be cast on each proposal at the annual meeting.

Quorum, Abstentions and Broker Non-Votes

        A majority of our total outstanding shares of common stock and Series A Preferred outstanding as of the record date, equal to 8,513,242 shares, must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business. This is called a quorum. Abstentions and broker non-votes (meaning proxies submitted by brokers as holders of record on behalf of their customers that do not indicate how to vote on the proposal) are also considered part of the quorum. Abstentions and broker non-votes will have the following effects on the outcome of each of the proposals to be considered at the annual meeting:

  •
  With respect to Proposal 1, abstentions and broker non-votes will have no impact on the outcome of the vote.

  •
  With respect to Proposals 2 and 3, abstentions and broker non-votes will have the same effect as a vote AGAINST the proposals.

Voting Rights; Votes Required for Approval

        Each share of our common stock is entitled to one vote on each matter considered at the meeting. Pursuant to our Articles of Incorporation, each share of Series A Preferred is entitled to vote on all matters presented to our shareholders with the number of votes per share of the Series A Preferred equal to the number of whole shares of common stock then issuable upon conversion of a share of Series A Preferred. Currently, each share of Series A Preferred is convertible into one share of common stock. As a result, each share of our Series A Preferred is entitled to one vote on each matter considered at the meeting.

        For Proposal 1 (election of five directors), the five nominees receiving the highest number of affirmative votes (or a plurality of the votes), with our outstanding common stock and Series A Preferred voting together as a single class (with the Series A Preferred voting on an as-converted basis), will be elected as directors. Proposal 2 (to approve an amendment to our Articles of Incorporation to modify the types of transactions that are covered under Article V, Section (c)(2)(b) of the Articles of Incorporation and to allow the holders of a majority of the outstanding Series A Preferred to waive the application of that provision in the future) requires (i) the affirmative vote of a majority of our outstanding shares of common stock and Series A Preferred voting together as a single class (with the Series A Preferred voting on an as-converted basis), (ii) the affirmative vote of a majority of our outstanding common stock voting as a separate class, and (iii) the affirmative vote of a majority of our outstanding shares of Series A Preferred voting as a separate class. Proposal 3 (to approve an amendment to our Articles of Incorporation to allow shareholders to act by majority written consent) requires the affirmative vote of a majority of our outstanding shares of common stock and Series A Preferred voting together as a single class (with the Series A Preferred voting on an as-converted basis).

Proxies

        We request that our shareholders complete, date and sign the accompanying proxy card(s) and promptly return it in the accompanying envelope. There is a proxy card for common stock and a proxy card for Series A Preferred. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers or that you own both common stock and Series A Preferred. Please sign and return all proxy cards to ensure that all your shares are voted.

        If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances. These circumstances include certain "routine" matters, such as the election of directors, but do not include other matters, including the proposed amendments to our Articles of Incorporation. Brokers will provide instructions to beneficial owners on how to direct the broker to vote the shares. Broker non-votes (meaning proxies submitted by brokers as holders of record on behalf of their customers that do not indicate how to vote on the proposal) are counted for purposes of establishing a quorum.

        All properly executed proxies that we receive prior to the vote at the annual meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated (other than broker non-votes), your proxy will be voted FOR each of the proposals described in this proxy statement. Our board of directors does not currently intend to bring any other business before the annual meeting and our board of directors is not aware of any other matters to be brought before the annual meeting. If other business properly comes before the annual meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

        You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

  •
  sending written notice to our Corporate Secretary at 3475 Piedmont Road, Suite 1700, Atlanta, Georgia 30305;

  •
  signing and delivering to our Corporate Secretary or transfer agent another proxy with a later date; or

  •
  voting again at the annual meeting.

How to Vote

        You may vote your proxy by mail, or by attending the annual meeting in person.

        You may vote by mail.    You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. You may vote "FOR," or you may "WITHHOLD AUTHORITY" on voting for each nominee under Proposal 1. You may vote "FOR," "AGAINST" or "ABSTAIN" on Proposals 2 and 3. A properly executed proxy marked "ABSTAIN" or "WITHHOLD AUTHORITY" will not be voted, although it will be counted for purposes of determining whether there is a quorum. If you just sign your proxy card with no further instructions, your shares will be counted as a vote "FOR" all of the proposals.

        You may vote in person at the meeting.    Written ballots will be passed out to shareholders who wish to vote at the meeting. If you hold your shares in "street name" (through a broker or other nominee), you must request a legal proxy from your stockbroker in order to vote at the meeting.

Dissenters' Rights

        If Proposal 2 is approved and is effected by us, holders of Series A Preferred and common stock will be entitled to exercise dissenters' rights in connection with the amendment to the Articles of Incorporation. See "Proposal 2—Amendment of Articles of Incorporation to modify the types of transactions that are covered in Article V, Section (c)(2)(b) of the Articles of Incorporation and to allow waiver of the application of that provision in the future—Dissenter's Rights" beginning on page 26.

PROPOSAL 1—ELECTION OF DIRECTORS

General

        Under our Articles of Incorporation and bylaws, our board of directors determines the number of directors. Currently, the board of directors has five members and two vacancies. The directors listed below have been nominated to stand for re-election as directors at the annual meeting to serve until the 2004 annual meeting of shareholders, or until their successors are duly elected and qualified.

        Our bylaws provide that the directors will be elected by a plurality of all votes cast at the annual meeting. Except as otherwise provided herein, your proxy cannot be voted for the election of a person to fill a directorship for which no nominee is named in this proxy statement. The board of directors has no reason to believe that the nominees for director will be unavailable for election as directors. However, if at the time of the annual meeting any nominee should be unable to serve or will not serve, the persons named as proxies will vote to elect a substitute nominee as recommended by the board of directors or, if there is no substitute nominee, the other director position will be left vacant. In no event, however, can a proxy be voted to elect more than five directors at the annual meeting.

        Pursuant to the Merger Agreement, on November 15, 2002, immediately prior to the consummation of the Merger and the Private Placement, the following persons resigned from our board of directors: Joseph Trino, Henry Kressel, Joseph P. Landy, Peter J. Tarrant, James J. Tietjen and Thomas R. Madison, Jr. Immediately following these resignations, the following persons were appointed as directors of the company pursuant to the terms of the Merger Agreement and the Shareholders Agreement: William Geary, Scott Tobin, Jim Wilson, William Stuek and C. Jeffrey Simpson.

        We and certain of our shareholders are party to an amended and restated shareholders agreement, dated as of September 20, 2002. These parties are collectively referred to as the "investors." The investors as a group own an aggregate of 76.7% of our voting stock. The shareholders agreement provides that at each meeting of shareholders held for the purpose of electing directors, the investors will vote the securities owned by them to cause our board of directors to consist of seven members constituted as follows:

  •
  one member designated by Battery Ventures, except that if Battery, at any time holds less than 25% of the number of shares of Series A Preferred held by it at the completion of the Private Placement, then this member of the board will be designated by a majority-in-interest of the holders of Series A Preferred;

  •
  one member designated by North Bridge Venture Partners, except that if North Bridge at any time holds less than 25% of the number of shares of Series A Preferred held by it at the completion of the Private Placement, then this member of the board will be designated by a majority-in-interest of the holders of Series A Preferred;

  •
  our chief executive officer; and

  •
  four members to be designated annually by a majority of the full board of directors then in office, each for a term of one year, and at least three of whom will be independent directors, as defined by applicable federal law and by the rules issued by any national securities exchange or automated quotation system on which our securities are then listed.

        The shareholders agreement provides that directors designated by North Bridge Venture Partners and Battery Ventures will also be represented on the compensation committee and, subject to compliance with applicable federal law and the rules issued by any national securities exchange or automated quotation system on which our securities are then listed, the audit committee of our board of directors.

Information Regarding Nominees for Director

        The following list sets forth the names of the five nominees for re-election to the board of directors to serve until the 2004 Annual Meeting of Shareholders, or until their successors are duly elected and qualified. The board of directors has not nominated individuals to fill the two vacant positions on the board of directors. This list also contains certain information that has been furnished by the respective individuals.

        William J. Geary, 44, has served on our board of directors since November 15, 2002, and is the director designee of North Bridge Venture Partners. Mr. Geary has been a General Partner of North Bridge Venture Partners V, L.P. since its inception in September 2001, of North Bridge Venture Partners IV, L.P. since its inception in November 1999, of North Bridge Venture Partners III, L.P. since its inception in August 1998, and of North Bridge Venture Partners II, L.P. since its inception in September 1996, and a Principal of North Bridge Venture Partners, L.P. since its inception in March 1994. Mr. Geary also serves on the board of directors of RadView Software Ltd., and served on the board of directors of Tilion, Inc. prior to its dissolution. Mr. Geary holds a B.S. from Boston College, School of Management and is a Certified Public Accountant.

        C. Jeffrey Simpson, 53, has served on our board of directors since November 15, 2002, and is our Chairman and Chief Executive Officer. Mr. Simpson served as, chief executive officer and a director of Viewlocity Delaware from July 2001 until the Merger. Prior to joining Viewlocity Delaware, from August 2000 to May 2001, Mr. Simpson served as chief executive officer of MH2 Technologies, a software company. From February 1999 to August 2000, Mr. Simpson served as an executive vice president with i2 Technologies, Inc., a computer software and services company. From January 1996 to January 1999, Mr. Simpson was the owner of Gallery Capital, a software company.

        William M. Stuek, 60, has served on our board of directors since November 15, 2002. Mr. Stuek was a director of Viewlocity Delaware from April 2000 until the Merger. Mr. Stuek has been a Senior Advisor at JP Morgan Partners, a venture capital firm, since June 2000. From October 1999 to June 2000, Mr. Stuek was a limited partner with The Beacon Group, a merchant banking firm. From January 1998 to September 1999, Mr. Stuek was chairman and chief executive officer of System Software Associates, Inc., a provider of ERP software for industrial and manufacturing companies. From 1966 to December 1997, Mr. Stuek was an executive at IBM.

        Scott R. Tobin, 32, has served on our board of directors since November 15, 2002, and is the director designee of Battery Ventures. Mr. Tobin was a director of Viewlocity Delaware from February 1999 until the Merger. Mr. Tobin has been a general partner at Battery Ventures, a venture capital firm, since May 2000. Prior to his appointment as a general partner, Mr. Tobin served in various positions with Battery Ventures beginning August 1997. From December 1996 to August 1997, Mr. Tobin was an associate in the technology group of First Albany Corporation's corporate finance department. Prior to that time, Mr. Tobin was the director of corporate development at Future Vision, a software company.

        James R. Wilson, 43, has served on our board of directors since November 15, 2002. Mr. Wilson was a director of Viewlocity Delaware from February 2002 until the Merger. Mr. Wilson has been self-employed providing software consulting services since August 2001. From April 1994 to August 2001, Mr. Wilson was a vice president of i2 Technologies, Inc.

Recommendation of our Board of Directors

        The nominating committee of our board of directors has evaluated each nominee and recommended that the board of directors nominate each of the nominees for election to the board. The board of directors unanimously recommends a vote FOR each of Messrs. Geary, Simpson, Stuek,

Tobin and Wilson to hold office until the 2004 annual meeting of shareholders or until his successor is elected and qualified.

Meetings of the Board of Directors

        During the Transition Period, the board of directors held seven meetings. During intervals between meetings, our directors also engage in informal discussions among themselves and management and, in some instances, take action by written consent in lieu of a meeting. No director attended fewer than 75% of the total meetings of the board of directors held while such director was a member of the board of directors and the committees on which he served during the Transition Period.

Compensation of Directors

        Historically, the company has compensated directors with cash compensation and stock options as described below; however, following the Merger, the board of directors is re-evaluating its director compensation policy and has not yet determined director compensation for fiscal year 2003.

        Prior to the Merger members of the board received cash compensation for their services as directors and were reimbursed for their reasonable and necessary business expenses for attending board and committee meetings. Our employee directors that were members of the board did not receive any compensation for their service as director. In fiscal 2002 and during the Transition Period prior to the Merger, members of the board received a $1,000 fee for each meeting of the board (telephonic or in person) plus reasonable and necessary expenses. Members of the board also received a $300 fee plus reasonable and necessary expenses for each committee meeting attended (telephonic or in person) that did not take place on the same day as a full board meeting.

        Members of the board who are not employees of the company, a subsidiary or a corporation possessing 51% or more of the total combined voting power of all classes of stock in the company, are eligible to participate in our stock option plan. Historically, on the later of the day that a non-employee director was elected to the board or the effective date of the plan, he or she would be granted options to purchase 4,000 shares of common stock, restated to give effect to the one-for-ten reverse stock split, which vest in four equal increments commencing one year from the date of grant. Also, every four years such director would be granted options to purchase an additional 4,000 shares of common stock, restated to give effect to the one-for-ten reverse stock split, which vest in four equal increments commencing one year from the date of grant. Vesting of all such options would be contingent on the director still serving as such on the vesting date. The exercise price of the options would be the fair market value of our common stock on the date of grant.

Committees of the Board of Directors

        The board of directors has established an audit committee, a compensation committee and a nominating committee of the board. During the Transition Period, the audit committee held two meetings, the compensation committee held two meetings, and the nominating committee held no meetings.

Audit Committee

        The board of directors has established an audit committee. Currently, the audit committee consists of Messrs. Geary and Wilson. Mr. Geary is "independent" for purposes of the National Association of Securities Dealers ("NASD") listing standards. That is, the Board of Directors has determined that Mr. Geary does not have any relationship to the company that may interfere with his independence from the company and its management. The audit committee is responsible for:

  •
  recommending to the board the firm to be employed as our independent public accountants;

  •
  meeting with our independent public accountants at least annually to review with the independent auditor our financial statements and internal accounting controls and review the plans and results of the audit engagement;

  •
  approving the professional services provided by the independent auditor;

  •
  reviewing the independence of the independent auditor;

  •
  considering the range of audit and non-audit fees; and

  •
  reviewing the adequacy of our internal accounting controls.

        The audit committee's report is set forth below.

Report of the Audit Committee

        Our audit committee is responsible for, among other things, reviewing with our independent auditors the scope and results of their audit engagement. In connection with the fiscal year ended December 31, 2002 audit, the audit committee has:

  •
  reviewed and discussed with management our audited financial statements which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  •
  reviewed and discussed with management our financial statements in our Quarterly Report on Form 10-Q for the quarter ended September 31, 2002;

  •
  discussed with PricewaterhouseCoopers LLP, our independent auditors, the matters required by Statement of Accounting Standards No. 61; and

  •
  received from PricewaterhouseCoopers LLP, the written disclosures and letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 regarding their independence.

        Based on its review and the discussions described above, the audit committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC.

AUDIT COMMITTEE
William J. Geary James R. Wilson

        The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that we specifically incorporate this information by reference, and the foregoing report shall not otherwise be deemed filed under such Acts.

Independent Public Accountants

        Change in Accountants.    On December 4, 2002, we, upon the recommendation and approval of our Audit Committee, dismissed Ernst & Young LLP ("E&Y") as our independent public accountants and engaged PricewaterhouseCoopers LLP ("PWC") as our independent public accountants for the year ended December 31, 2002, as described more fully below.

        Generally accepted accounting principles require that in a business combination effected through the issuance of shares or other equity interests, a determination be made as to which entity is the accounting acquirer. This determination is essentially based on the relative voting rights in the combined entity held by existing shareholders of each of the combining companies, the composition of the board of directors of the combined entity, and the expected composition of executive management of the combined entity. Based on an assessment of the relevant facts and circumstances existing with respect to the Merger, it was determined that Viewlocity Delaware was the accounting acquirer in the Merger. Accordingly, the Merger was treated as a reverse acquisition, meaning that the purchase price, comprised of the fair value of the shares exchanged plus applicable transaction costs, will be allocated to the fair value of the company's tangible and intangible assets and liabilities, with any excess being considered goodwill. For accounting purposes, Viewlocity Delaware is treated as the continuing reporting entity, and thus Viewlocity Delaware's historical results became those of the combined company. Prior to the Merger, PWC served as Viewlocity Delaware's independent public accountants. Accordingly, the Audit Committee determined that it is in our best interests to engage PWC as our independent public accountants.

        The reports of E&Y on our financial statements for the two most recent fiscal years ended June 30, 2002, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that with regard to the financial condition of the company, their report states as follows:

            "The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant operating losses since inception and is actively pursuing additional sources of cash to fund its continuing operating losses. The Company's existing levels of cash and marketable securities relative to near term anticipated operating losses raise substantial doubt about its ability to continue as a going concern. Management's plans with regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

        During our two most recent fiscal years ended June 30, 2002 and the subsequent interim periods through December 3, 2002, there were no disagreements between us and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to E&Y's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. During the two most recent fiscal years ended June 30, 2002 and the subsequent interim periods through December 3, 2002, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

        On December 10, 2002, we engaged PWC to serve as our independent public accountants for the fiscal year ending December 31, 2002. During our two most recent fiscal years ended June 30, 2002 and the subsequent interim periods through December 10, 2002, we did not consult PWC with respect to the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any matter that was the subject of any disagreement or reportable event as set forth in Items 304(a)(1)(iv) and (v) of Regulation S-K. As described more fully above, PWC served as the independent public accountants for Viewlocity Delaware prior to the Merger and provided services to Viewlocity Delaware in connection with the Merger.

        Audit Fees.    The aggregate fees billed by PWC, including amounts to be billed pursuant to our fee arrangement with PWC, our auditors for the fiscal year ended December 31, 2002 (following the change in fiscal year) for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2002 were approximately $126,000. We have not filed any Quarterly Reports on Form 10-Q since we changed our fiscal year to December 31, 2002 and engaged PWC as our auditors for that fiscal year. The aggregate fees billed by E&Y, our auditors for the fiscal year ended June 30, 2002, for professional services rendered for reviews of the financial statements included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 were approximately $15,000.

        All Other Fees.    The aggregate fees billed by PWC, since being retained as our principal accountants, for services rendered to the company other than services described above under "Audit Fees," for the Transition Period, were approximately $180,278. These fees were primarily for services rendered in connection with the Merger and Private Placement and for professional services related to general tax and accounting matters. The aggregate fees billed by E&Y while it served as our principal accountants, for services rendered to the company other than the services described above under "Audit Fees," for the Transition Period, were approximately $117,500. These fees were primarily for services rendered in connection with the Merger and Private Placement.

        The Audit Committee has considered whether the provision of non-audit services by PWC, and by E&Y while it served as our principal accountants, is and was compatible with maintaining the independent auditor's independence.

Nominating Committee

        The board of directors established a nominating committee on December 3, 2002, which is responsible for identifying individuals as nominees for election as directors of the company. Currently, the nominating committee consists of Messrs. Geary, Simpson and Tobin, with Mr. Simpson serving as chairman.

Compensation Committee

        The board of directors established a compensation committee which is responsible for ensuring that a proper system of short and long-term compensation is in place to provide performance-oriented incentives to management. Currently, the compensation committee consists of Messrs. Geary, Stuek and Tobin. A majority of the directors who serve on this committee are "independent" for purposes of the NASD listing standards. The compensation committee is responsible for:

  •
  reviewing, approving, recommending and reporting to the chief executive officer and the board of directors matters regarding the compensation of our chief executive officer and other key executives and compensation levels or plans affecting the compensation of our other employees and

  •
  granting options under the Amended and Restated 1997 Stock Option Plan.

The compensation committee's report is set forth below.

Report on Executive Compensation

        Since October 2000, each executive officer's compensation was determined by the compensation committee. Senior management made recommendations to the compensation committee regarding each executive officer's compensation (except the chief executive officer's compensation), including recommendations for base salary for the succeeding year and discretionary cash bonuses and stock incentive awards. The salary of the chief executive officer is determined by our compensation committee. The compensation committee also has been responsible for granting options to purchase common stock to executive employees since October 2000.

        Our compensation philosophy is based on a pay for performance approach. The compensation program seeks to reward individual action that contributes to operating unit performance. Our goal is to be competitive with the marketplace on a total compensation basis, including base salary and annual and long-term incentives:

  •
  Base Salary.  Each executive officer's base salary is based upon the competitive market for the executive officer's services, including the executive's specific responsibilities, experience and overall performance. In keeping with our pay for performance approach, it is our objective to set the base salary at the market base salary level of our peers in the industry. Base salaries are adjusted annually. Changes in responsibilities are also taken into account in the review process.

  •
  Annual Incentive Compensation.  We award discretionary bonuses. These bonuses reflect the contribution of the individual as well as the performance of the company as a whole. Ranges of potential bonuses and performance measures are established annually for each position.

        The performance measures applicable to a particular position vary according to the functions of the position. Performance measures considered by the compensation committee include obtaining certain profitability goals as well as each individual meeting personal objectives relative to operational enhancements.

  •
  Long-Term Incentive Compensation.  We use long-term incentive compensation to compensate for achievement of performance measures which extend beyond one year, while at the same time aligning management's interests with that of the shareholders. The compensation committee believes that stock-based awards are most appropriate for long-term incentive compensation.

        Joseph Trino was our Chief Executive Officer from July 1996 until November 2002. He owned less than 1% of our common stock as of March 7, 2003. Mr. Trino's base salary of $275,000 and bonus of $25,000 in 2002 (for the fiscal year ended June 30, 2002) were reviewed and approved by the compensation committee. In the fiscal year ended June 30, 2002, Mr. Trino was awarded options to purchase 10,000 shares of our common stock, restated to give effect to the one-for-ten reverse stock split. His compensation was based on the value of his services to the company, including his specific responsibilities, experience and overall performance in a competitive market.

        C. Jeffrey Simpson has been our Chief Executive Officer since November 2002. He owned less than 1% of our common stock as of March 7, 2003. Mr. Simpson's base salary of $300,000 was reviewed and approved by the compensation committee. Mr. Simpson was not paid a bonus by the company during the Transition Period.

COMPENSATION COMMITTEE
William J. Geary William M. Stuek Scott R. Tobin

        The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

        The following table sets forth, for the Transition Period and the previous three fiscal years, compensation information for our Named Executive Officers whose salary and bonus compensation for the Transition Period exceeded $100,000.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year(1)	Salary		Bonus		Securities Underlying Options/SARs	All Other Compensation
C. Jeffrey Simpson(2) Chief Executive Officer & President	Trans.Per. 2002 2001 2000		$42,692 — — —	$	— — — —	— — — —	— — — —
Joseph Trino(3) Chief Executive Officer and Chairman of the Board	Trans.Per. 2002 2001 2000	$ $ $ $	103,125 275,000 262,500 235,000	$ $ $ $	8,333 25,000 24,600 80,000	— 10,000 — 4,000	$398,397 — — —	(4)
Timothy Harvey(3) President and Chief Operating Officer	Trans.Per. 2002 2001 2000	$ $ $ $	97,500 260,000 247,000 192,500	$ $ $ $	10,000 30,000 35,000 70,000	— 10,000 — 10,000	$376,666 — — —	(5)
John Bartels(3) Executive Vice President, Finance and Administration	Trans.Per. 2002 2001 2000	$ $ $ $	93,750 250,000 225,000 200,000	$ $ $ $	10,000 30,000 25,000 70,000	— 7,500 — 4,900	$362,178 — — —	(6)

(1)
On December 3, 2002, we changed our fiscal year end from June 30 to December 31. Accordingly, the first line discloses compensation for the Transition Period (July 1, 2002 through December 31, 2002). The remaining lines disclose compensation for the fiscal years ended June 30, 2002, 2001 and 2000.

(2)
Mr. Simpson became our chief executive officer on November 15, 2002.

(3)
On November 15, 2002, Messrs. Trino, Harvey and Bartels resigned from their positions with the company.

(4)
Consists of $275,000 in severance payments, $31,730 in unused vacation time and $91,667 in a "stay bonus," all pursuant to Mr. Trino's employment agreement with the company.

(5)
Consists of $260,000 in severance payments, $29,999 in unused vacation time and $86,667 in a "stay bonus," all pursuant to Mr. Harvey's employment agreement with the company.

(6)
Consists of $250,000 in severance payments, $28,845 in unused vacation time and $83,333 in a "stay bonus," all pursuant to Mr. Bartels' employment agreement with the company.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

        The following table sets forth certain information concerning stock option values as of December 31, 2002, for each of the Named Executive Officers, restated to give effect to the one-for-ten reverse stock split effected on July 29, 2002. The value realized is calculated by multiplying the number of shares of common stock underlying options exercised during the Transition Period by the dollar value per share realized upon exercise of such options. No options were exercised by a Named Executive during the Transition Period. The value of unexercised in-the-money options is calculated by subtracting the option exercise price from the closing price of the common stock on December 31, 2002, to get the "value per option," and multiplying the value per option by the number of shares underlying the exercisable and unexercisable options. The amounts in this column may not represent amounts actually realized by the Named Executive Officers. The exercise price of all exercisable and unexercisable options exceeded the closing price of our common stock at December 31, 2002.

			Number of Securities Underlying Unexercised Options at End of Transition Period (#)
	Shares Acquired on Exercise (#)				Value of Unexercised In-the-Money Options at End of Transition Period ($)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
C. Jeffrey Simpson	—	—	—	—	—	—
Joseph Trino(1)	—	—	111,644	—	—	—
Timothy Harvey(1)	—	—	38,371	—	—	—
John Bartels(1)	—	—	6,333	—	—	—

(1)
On November 15, 2002, Messrs. Trino, Harvey and Bartels resigned from their positions with the company. The options expired 90 days after the date of their resignation.

Employment Agreements

        Simpson Employment Agreement.    On May 25, 2001, Viewlocity Delaware entered into a letter agreement with Mr. Simpson, Viewlocity Delaware's Chairman and Chief Executive Officer. Upon the Merger, Mr. Simpson became our Chairman and Chief Executive Officer, and we assumed the letter agreement. The agreement can be terminated by either Mr. Simpson or us at any time, with or without cause, subject to the terms described below. The agreement provides for base salary of $300,000 per year. Mr. Simpson is also eligible for an annual bonus of up to $150,000 per year, based upon achievement of performance goals established by the board of directors in its sole discretion. The agreement provides that Mr. Simpson would be given the opportunity to purchase a number of shares of the company's stock, in the form of stock options or restricted stock, equal to 6% of Viewlocity Delaware's fully diluted shares outstanding. Additionally, in the event of a sale of Viewlocity Delaware or a qualifying initial public offering, Mr. Simpson would be eligible to be granted an additional option to purchase a number of shares equal to 1% of Viewlocity Delaware's fully diluted shares outstanding in accordance with terms determined by the board of directors. The agreement provides that upon a change of control, stock options held by Mr. Simpson would accelerate vesting by 24 months, and if he were to be required to relocate, take a position of unequal stature or be terminated without "cause" (as that term is defined in the agreement) as a result of the change of control, all remaining options would immediately be vested. If Mr. Simpson is terminated without "cause," upon his execution of a general release of claims satisfactory to the company, he will receive severance of 12 months base salary continuation at his then current rate and the company would be required to provide him 12 months of health benefits. We are required to give Mr. Simpson at least ten days' notice of our intent to terminate his employment for "cause" and to provide a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination. If Mr. Simpson is terminated without "cause" or there is a change in control, he will have one year to exercise his vested options or restricted stock.

        Former Officers' Employment Agreements.    On November 1, 1997, we entered into employment agreements with Messrs. Trino and Bartels, our former chairman and chief executive officer, and executive vice president, finance and administration. The agreements were terminable at will by either party and contain two-year confidentiality provisions, a one-year non-competition provision and a one-year non-solicitation provision. In the event of Mr. Trino's termination without cause, he would be entitled to a lump-sum severance payment equal to 100% of his then-current base salary. In the event of Mr. Bartels' termination without cause, he would be entitled to a lump-sum severance payment equal to the greater of $220,000 or 100% of his then-current base salary.

        On November 1, 2001, we entered into an employment agreement with Mr. Harvey, our former president and chief operating officer, that replaced his original employment agreement dated August 15, 1996. The agreement was terminable at will by either party and contains a two-year confidentiality provision, a one-year non-competition provision and a one-year non-solicitation provision. In the event of Mr. Harvey's termination without cause, he would be entitled to a lump-sum severance payment equal to the greater of $260,000 or 100% of his then-current base salary.

        In addition, on May 20, 2002, we amended the employment agreements with Messrs. Trino, Harvey and Bartels to provide that each officer could terminate his employment within 30 days after a change of control of the company occurs (prior to June 30, 2003) and that action would be considered termination without cause under the employment agreement if there also occurred a change in the title, role or responsibilities of either our current Chairman and chief executive officer or president and chief operating officer within the six month period prior to or the four month period following the change of control.

        On June 6, 2002, Messrs. Trino, Harvey and Bartels received a letter agreement providing that if we should complete a merger, a sale of all or substantially all of our assets or a business combination before March 31, 2003 (each such event, a "Triggering Event"), then the officer will be entitled to receive a "stay bonus" if (1) his employment is actually or constructively terminated in connection with such Triggering Event and he continues with us for such time as he is asked to by us to do so not to exceed four months, or (2) he accepts a position, or continues in his position, with the surviving entity following the completion of such Triggering Event and is terminated within six months after the Triggering Event. In addition, the officer would be entitled to receive the stay bonus if he were terminated for any reason other than cause prior to March 31, 2003 if no Triggering Event has occurred as of his termination. The amount of the stay bonus is equal to four months' of such officer's then-current base salary.

        On November 15, 2002, upon the consummation of the Merger, the employment agreements of Messrs. Trino, Harvey and Bartels were terminated in accordance with their terms. The Merger constituted a Triggering Event, and each officer received a "stay bonus," in addition to the severance payments provided for under the officer's employment agreement.

Compensation Committee Interlocks and Insider Participation

        The board of directors established a compensation committee in October 2000. No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Related Party Transactions

        Other than employment agreements, which are described elsewhere in this proxy statement, and the transactions described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

  •
  in which the amount involved exceeded or will exceed $60,000; and

  •
  in which any director, executive officer, holder of more than five percent of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

The Merger and Private Placement

        The Merger.    On November 15, 2002, pursuant to an Agreement and Plan of Merger dated August 30, 2002 (the "Merger Agreement"), we consummated our previously announced Merger with Viewlocity Delaware. In the Merger, Viewlocity Delaware was merged with and into our company. As consideration for the Merger, we issued a total of 2,946,857 shares of our common stock to the holders of Viewlocity Delaware's series F convertible preferred stock. Holders of other classes and series of Viewlocity Delaware capital stock received nominal cash consideration. The total consideration paid in the Merger was determined through arm's length negotiations between our representatives and representatives of Viewlocity Delaware. The holders of Viewlocity Delaware's series F convertible preferred stock included Battery Ventures IV, L.P. and Battery Investment Partners IV LLC (collectively, the "Battery Funds"). As discussed below, Scott Tobin, one of our directors, is an affiliate of the Battery Funds. We issued to the Battery Funds an aggregate of 703,887 shares of our common stock in the Merger.

        Private Placement.    Concurrently with the consummation of the Merger, on November 15, 2002, pursuant to an Amended and Restated Stock Purchase Agreement dated September 20, 2002 (the "Stock Purchase Agreement"), we completed the private placement of shares of our newly created Series A Preferred for total consideration of $27.8 million, or $2.50 per share of Series A Preferred. As a result of the Private Placement, we issued an aggregate of 11,132,828 shares of Series A Preferred. Of the total consideration in the Private Placement, $24.6 million consisted of cash, and $3.2 million consisted of conversion of outstanding loans previously made by certain of the purchasers to the company or Viewlocity Delaware. The proceeds of the Private Placement will be used for debt repayment, working capital and general corporate purposes.

        The purchasers of the Series A Preferred were the Battery Funds, which were holders of shares of Viewlocity Delaware's series F convertible preferred stock; Liberty Mutual Insurance Company, which was a holder of shares of Viewlocity Delaware's series F convertible preferred stock; Warburg, Pincus Investors, L.P., which was an existing common stockholder of the company; Ticonderoga E-Services Fund II, L.P.; C. Jeffrey Simpson, the former chief executive officer of Viewlocity Delaware and the new chief executive officer of the company; and Tilion, Inc. Set forth below is information with respect to the number of shares purchased, and the purchase price paid, by each of the investors in the private placement:

Name of Purchaser	No. of Shares Purchased	Purchase Price
Battery Ventures IV, L.P.	2,364,000	$5,910,000	(1)
Battery Investment Partners IV LLC	36,000	90,000	(2)
Liberty Mutual Insurance Company	1,400,000	3,500,000	(3)
Warburg, Pincus Investors, L.P.	686,828	1,717,070	(4)
Ticonderoga E-Services Fund II, L.P.	1,300,000	3,250,000
C. Jeffrey Simpson	40,000	100,000
Tilion, Inc.	5,306,000	13,265,000

(1)
Prior to the Merger, Battery Ventures IV, L.P. loaned Viewlocity Delaware an aggregate of $714,125. Pursuant to the Stock Purchase Agreement, this loan was converted into shares of Series A Preferred. As a result, the purchase price includes an aggregate of $718,294 that consisted of the principal and interest of the loan converted into Series A Preferred.

(2)
Prior to the Merger, Battery Investment Partners IV LLC loaned Viewlocity Delaware an aggregate of $10,875. Pursuant to the Stock Purchase Agreement, this loan was converted into shares of Series A Preferred. As a result, the purchase price includes an aggregate of $10,938] that consisted of the principal and interest of the loan converted into Series A Preferred.

(3)
Prior to the Merger, Liberty Mutual loaned Viewlocity Delaware an aggregate of $725,000. Pursuant to the Stock Purchase Agreement, this loan was converted into shares of Series A Preferred. As a result, the purchase price includes an aggregate of $729,233 that consisted of the principal and interest of the loan converted into Series A Preferred.

(4)
Prior to the Merger, Warburg, Pincus Investors, L.P. loaned our company an aggregate of $2,200,000. Pursuant to the Stock Purchase Agreement, $500,000 of this loan was repaid out of the proceeds of the private placement and the balance was converted into shares of Series A Preferred. As a result, the purchase price includes an aggregate of 1,717,070 that consisted of the principal and interest of the loan converted into Series A Preferred.

        As a result of the Merger and the Private Placement, the shares of common stock held by the shareholders of the company immediately prior to the Merger and the Private Placement represent approximately 17.3% of the equity of the combined company; the shares of common stock held by the former shareholders of Viewlocity Delaware represent approximately 17.3% of the equity of the combined company; and the shares of Series A Preferred issued in the Private Placement represent approximately 65.4% of the equity of the combined company, in each case assuming full conversion of the Series A Preferred.

        Pursuant to the Merger Agreement, on November 15, 2002, immediately prior to the consummation of the Merger and the Private Placement, all of our directors (collectively, our "Former Directors") resigned as members of our board of directors. Effective immediately following these resignations, the following persons (collectively, our "Current Directors") were appointed as our directors pursuant to the terms of the Merger Agreement and the Amended and Restated Shareholders Agreement discussed below: William J. Geary, C. Jeffrey Simpson, William M. Stuek, Scott R. Tobin, and James R. Wilson. Messrs. Simpson, Stuek, Tobin and Wilson were directors of Viewlocity Delaware prior to the Merger. Mr. Simpson was the chairman of the board and chief executive officer of Viewlocity Delaware prior to the Merger. Mr. Tobin is a general partner of Battery Ventures IV, L.P. and a member of Battery Partners IV, LLC, the sole general partner of Battery Ventures IV, L.P. Mr. Geary is a general partner of North Bridge Venture Partners, the general partner of North Bridge Venture Partners IV-A and North Bridge Venture Partners IV-B (the "North Bridge Funds"). To our knowledge, no Former Director or any of their affiliates had any material relationship with Viewlocity Delaware prior to the Merger and no Current Director or any of their affiliates had any material relationship with us prior to the Merger.

        Pursuant to the Merger Agreement, on November 15, 2002, all of our executive officers resigned from their positions as our officers. Following acceptance of these resignations, the following persons were appointed by our board of directors as our executive officers, each of whom was an officer of Viewlocity Delaware prior to the Merger:

Name	Position
C. Jeffrey Simpson	Chief Executive Officer and Chairman of the Board
L. Allen Plunk	Executive Vice President and Chief Financial Officer
Scott Hausman	Executive Vice President of Corporate Development
Peter Janico	Executive Vice President of Field Operations
Michael Sherman	Executive Vice President of Product Development

        Shareholders Agreement.    In connection with the Merger and the Private Placement, we entered into an Amended and Restated Shareholders Agreement, dated as of September 20, 2002, with certain of the parties who became our shareholders upon consummation of the Merger and the Private Placement, including the shareholders listed above. Pursuant to the shareholders agreement, the parties agreed to vote the securities owned by them in favor of the election of directors as provided in the shareholders agreement. For a period of two years following the date of the shareholders agreement, each investor in the Private Placement agreed that if, upon the recommendation of the our board of directors, we make a tender offer for the outstanding shares of our common stock using then-existing funds or additional funds invested by the investors, the investor will not tender any shares of our common stock held by the investor. In addition, under the shareholders agreement, each investor has rights of first refusal to subscribe for any additional equity securities we issue, excluding certain designated issuances.

        Registration Rights Agreement.    Additionally, we entered into an Amended and Restated Registration Rights Agreement dated as of September 20, 2002, with certain of the parties who became our shareholders upon consummation of the Merger and the Private Placement, including the shareholders named above. Pursuant to the registration rights agreement, we agreed to file a registration statement within 180 days after the closing of the Merger and Private Placement covering (i) the common stock issuable upon conversion of the Series A Preferred, (ii) the common stock issued to the Viewlocity Delaware's series F stockholders in the Merger who agree to have their shares included in the registration statement, and (iii) the common stock currently held by Warburg, Pincus Investors, L.P, our majority shareholder prior to the Merger. The shareholders covered by the registration rights agreement have agreed not to sell or transfer their shares of our capital stock for one year following the closing of the Merger and the Private Placement.

Warburg Pincus LLC

        In February 2002, we entered into a credit agreement with Warburg Pincus which allows for periodic borrowings up to a maximum of $3 million. We terminated the credit agreement with Warburg Pincus on November 15, 2002. Our borrowing capacity under the credit agreement was reduced by any amounts which were borrowed and repaid. Interest on outstanding borrowings accrued at the prime rate plus 2% per annum, adjusted biannually from the date of issuance. Borrowings under the credit agreement were senior to any of our other debt. Certain of our assets were pledged as collateral under the credit agreement. As of December 31, 2002, no amounts were outstanding under the credit agreement.

Loans to Viewlocity Delaware

        Prior to the Merger, the Battery Funds and Liberty Mutual Insurance Company provided loans to Viewlocity Delaware in the aggregate amount of $1,450,000. Interest on the outstanding principal amount of the loans accrued at 12%. Pursuant to the terms of the Merger Agreement, all of the outstanding principal and interest on these loans was converted into shares of Series A Preferred in the Merger at a conversion price of $2.50 per share. As a result, on the date of the Merger, the $1,458,466 aggregate principal amount of principal and interest outstanding under the loans was converted into 583,386 shares of Series A Preferred. The Battery Funds and Liberty Mutual became principal shareholders of our company as a result of the Merger and the Private Placement. Additionally, Scott R. Tobin, one of our directors, Mr. Tobin is a general partner of Battery Ventures IV, L.P. and a member of Battery Partners IV, LLC, the sole general partner of Battery Ventures IV, L.P.

Wilson Consulting Agreement

        Viewlocity Delaware entered into a consulting agreement with James Wilson on February 21, 2002, and upon the Merger, we assumed the consulting agreement. Mr. Wilson was a director of Viewlocity Delaware at the time the parties entered into the agreement, and is currently a director of the company. Under the agreement, Mr. Wilson is engaged as a consultant to provide counsel, research, development, participation and other business activities as requested by the company. Mr. Wilson is paid $7,000 per month for 20 hours of work per week. Additional work is compensated at a rate of $1,000 per day, assuming an eight hour work day. The company reimburses Mr. Wilson for actual, reasonable, out-of-pocket expenses incurred in the performance of the work and rendering of services under the agreement and authorized by the company in writing in advance. The agreement was for an initial term of one year and terminated according to its terms on February 21, 2003. The agreement contains reasonable and customary representations and warranties, intellectual property ownership and confidentiality provisions, and restrictive covenants by Mr. Wilson. Additionally, Mr. Wilson agrees to indemnify us for any losses arising out of or connected with services provided under the agreement, a breach by Mr. Wilson of the representations and warranties, and certain labor and tax matters. Additionally, we may terminate the agreement at any time. From February 21, 2002 until the consummation of the Merger, Viewlocity Delaware made aggregate payments to Mr. Wilson under the agreement of $62,704.54. During the period from the date of the Merger (November 15, 2002) to December 31, 2002, we made aggregate payments to Mr. Wilson under the agreement of $7,000.

Future Transactions

        Any future transactions between us and our officers, directors or principal shareholders will be approved by a majority of the disinterested members of the board of directors.

Stock Performance Graph

        The following stock performance graph compares the cumulative total shareholder return on our common stock between August 15, 2000 (the date our common stock commenced public trading) and December 31, 2002, with the cumulative total return of The Nasdaq Stock Market (U.S.) index and the Standard & Poor's Application Software index over the same period. The graph assumes an investment of $100 in our common stock and in the two indexes on August 15, 2000, and further assumes the reinvestment of all dividends.

        The comparisons shown in the graph below are based upon historical data. The stock performance for the period from August 15, 2000 through December 31, 2002, shown in the graph below, is not necessarily indicative of, nor intended to forecast, the potential future performance of our common stock.

	June 30, 2000	June 30, 2001	June 30, 2002	Transition Period
Viewlocity, Inc.	$100.00	$50.00	$7.13	$5.57
The Nasdaq Stock Market (U.S.)	100.00	57.32	39.06	34.67
S&P Application Software(1)	100.00	102.73	43.04	39.18

        The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts except to the extent that we specifically incorporate this information by reference, and the foregoing graph shall not otherwise be deemed filed under such Acts.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth the amount and percent of shares of common stock and Series A Preferred as a class that, as of March 7, 2003, are deemed under the rules of the SEC to be "beneficially owned" by any person or "group" (as that term is used in the Securities Act of 1934, as amended) known to us as of that date to be a "beneficial owner" of more than 5% of the outstanding shares of common stock of the company, by each of our executive officers, by each member of our board of directors, by each nominee to become a member of the board of directors, and by all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned(2)	Percentage of Class	Series A Preferred Stock Beneficially Owned(3)	Percentage of Class
Directors and Officers
William J. Geary(4)	1,498,111	20.3%	1,498,111	13.5%
C. Jeffrey Simpson(5)	40,000	*	40,000	*
William M. Stuek	—	—	—	—
Scott R. Tobin(6)	3,103,887	37.4%	2,400,000	21.6%
James R. Wilson	—	—	—	—
Joseph Trino(7)	2,500	*	—	—
Timothy Harvey(7)	624	*	—	—
John Bartels(7)	40,027	*	—	—
5% Shareholders
Warburg, Pincus Investors, L.P. Ltd.(8)	2,191,038	33.3%	686,828	6.2%
Liberty Mutual Insurance Company(9)	2,298,825	31.5%	1,400,000	12.6%
Battery Ventures IV, L.P.(10)	3,103,887	37.4%	2,400,000	21.6%
Battery Ventures Investment Partners IV LLC(10)	3,103,887	37.4%	2,400,000	21.65%
BCI Growth V, L.P.(11)	419,975	7.1%	—	—
BCI Investors, LLC(11)	419,975	7.1%	—	—
North Bridge Venture Partners IV-A, L.P.(12)	1,498,111	20.3%	1,498,111	13.5%
North Bridge Venture Partners IV-B, L.P.(12)	1,498,111	20.3%	1,498,111	13.5%
Venrock Associates(13)	1,498,111	20.3%	1,498,111	13.5%
Venrock Associates II, L.P.(13)	1,498,111	20.3%	1,498,111	13.5%
Venrock Associates III, L.P.(13)	1,498,111	20.3%	1,498,111	13.5%
Venrock Entrepreneurs Fund, L.P.(13)	1,498,111	20.3%	1,498,111	13.5%
Lucent Venture Partners I LLC(14)	895,234	13.2%	895,234	8.0%
Concord Ventures II (Cayman), L.P.(15)	584,717	9.9%	584,717	5.3%
Concord Ventures II (Israel), L.P.(15)	584,717	9.9%	584,717	5.3%
Concord Venture Advisors II (Israel), L.P.(15)	584,717	9.9%	584,717	5.3%
Concord Venture Advisors II (Cayman), L.P.(15)	584,717	9.9%	584,717	5.3%
Softbank Capital LP(16)	306,054	5.2%	—	—
Softbank Capital Partners, LP(16)	306,054	5.2%	—	—
Softbank Capital Advisors Fund, LP(16)	306,054	5.2%	—	—
All executive officers and directors as a group (11 persons)(17)	4,641,998	44.1%	3,938,111	35.4%

*
Less than 1% of the outstanding common stock

(1)
Except as set forth herein, the street address of the named beneficial owner is Unless otherwise indicated, the business address of each person listed is: c/o Viewlocity, Inc., 3475 Piedmont Road, Suite 1700, Atlanta, Georgia 30305.

(2)
For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding include (i) 5,893,654 shares of common stock outstanding as of March 7, 2003 and (ii) 11,132,828 shares of Series A Preferred that can be converted to 11,132,828 shares of common stock at the option of the holder. The shares of Series A Preferred are considered to be outstanding and to be beneficially owned by the person or group holding such shares of Series A Preferred for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)
For purposes of calculating the percentage of beneficially owned shares of the Series A Preferred class of shares, the number of shares of Series A Preferred deemed outstanding are 11,132,828 shares of Series A Preferred. The ownership of the Series A Preferred is included in the beneficial ownership of common stock. The percentage is only the beneficial ownership of the Series A Preferred.

(4)
Includes (i) 1,007,454 shares of common stock issuable upon conversion of 1,007,454 shares of Series A Preferred held by North Bridge Venture Partners IV-A, L.P. and (ii) 490,657 shares of common stock issuable upon conversion of 490,657 shares of Series A Preferred held by North Bridge Venture Partners IV-B, L.P. Mr. Geary is a general partner of North Bridge Venture Management IV, L.P., the sole general partner of each of North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P., and therefore may be deemed to share beneficial ownership of the shares held by North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. Mr. Geary disclaims beneficial ownership of those shares, except to the extent of his proportionate pecuniary interests therein, if any.

(5)
Includes 40,000 shares of common stock issuable upon conversion of 40,000 shares of Series A Preferred.

(6)
Includes (i) 693,329 shares of common stock held by Battery Ventures IV, L.P., (ii) 10,558 shares of common stock held by Battery Investment Partners IV, LLC, (iii) 2,364,000 shares of common stock issuable upon conversion of 2,364,000 shares of Series A Preferred held by Battery Ventures IV, L.P. and (iv) 36,000 shares of common stock issuable upon conversion of 36,000 shares of Series A Preferred held by Battery Investment Partners IV, LLC. Mr. Tobin is a general partner of Battery Ventures IV, L.P. and a member of Battery Partners IV, LLC, the sole general partner of Battery Ventures IV, L.P., and therefore may be deemed to share beneficial ownership of the shares held by Battery Ventures IV, L.P. and Battery Investment Partners IV, LLC. Mr. Tobin disclaims beneficial ownership of those shares, except to the extent of his proportionate pecuniary interests therein, if any.

(7)
On November 15, 2002, Messrs. Trino, Harvey and Bartels resigned from their positions with the company.

(8)
The shareholder is Warburg, Pincus Investors, L.P. Warburg, Pincus & Co. is the sole general partner of Warburg, Pincus Investors. Warburg, Pincus Investors is managed by Warburg Pincus LLC. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of Warburg Pincus LLC and may be deemed to control both entities. The address of the Warburg, Pincus entities is 466 Lexington Avenue, New York, New York 10017. This information is partially derived from a Schedule 13G/A filed by the parties on November 22, 2002.

(9)
The business address of Liberty Mutual Insurance Company is 175 Berkeley Street, Boston, Massachusetts 02117.

(10)
Includes (i) 693,329 shares of common stock held by Battery Ventures IV, L.P., (ii) 10,558 shares of common stock held by Battery Investment Partners IV, LLC, (iii) 2,364,000 shares of common stock issuable upon conversion of 2,364,000 shares of Series A Preferred held by Battery Ventures IV, L.P. and (iv) 36,000 shares of common stock issuable upon conversion of 36,000 shares of Series A Preferred held by Battery Investment Partners IV, LLC. Battery Ventures IV, L.P. and Battery Investment Partners IV, LLC may each be deemed to own beneficially the shares of the company held by the other. Battery Partners IV, LLC, the sole general partner of Battery Ventures IV, L.P., may be deemed to own beneficially the shares of stock of the company beneficially owned by Battery Ventures IV, L.P. Richard D. Frisbie is the sole manager of Battery Investment Partners and Mr. Frisbie, Oliver D. Curme, Todd A Dagres, Kenneth P. Lawler and Thomas J. Crotty are the sole member managers of, and Scott R. Tobin is a member of, Battery Partners IV, LLC, and each therefore may be deemed to own beneficially the shares beneficially owned by Battery Investment Partners IV, LLC and Battery Ventures IV, L.P., respectively. Each of Battery Partners IV, LLC, Battery Investment Partners IV, LLC, Messrs. Frisbie, Curme, Crotty, Lawler, Dagres and Tobin disclaims beneficial ownership of the shares held of record by Battery Ventures IV, L.P., except to the extent of their respective proportionate pecuniary interests therein. Each of Battery Ventures IV, L.P., Battery Partners IV, LLC, Messrs. Frisbie, Curme, Crotty, Lawler, Dagres and Tobin disclaims beneficial ownership of the shares held of record by Battery Investment Partners IV, LLC, except to the extent of their respective proportionate pecuniary interests therein. The business address of each of Battery Partners IV, LLC, Battery Ventures IV, L.P., Battery Investment Partners IV, LLC, Messrs. Frisbie, Curme, Crotty, Lawler, Dagres and Tobin is c/o Battery Ventures, 20 William Street, Wellesley, Massachusetts 02481. This information is partially derived from a Schedule 13G filed by these parties on November 25, 2002.

(11)
Includes (i) 413,239 shares of common stock held by BCI Growth V, L.P. and (ii) 6,736 shares of common stock held by BCI Investors, LLC. Each of BCI Growth V, L.P. and BCI Investors, LLC may be deemed to own beneficially the shares of stock of the company beneficially owned by the other party. The business address of each of BCI Growth V, L.P. and BCI Investors, LLC is Glenpointe Centre West, Teaneck, NJ 07666.

(12)
Includes (i) 1,007,454 shares of common stock issuable upon conversion of 1,007,454 shares of Series A Preferred held by North Bridge Venture Partners IV-A and (ii) 490,657 shares of common stock issuable upon conversion of 490,657 shares of Series A Preferred held by North Bridge Venture Partners IV-B. North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. may each be deemed to own beneficially the shares of the company held by the other. North Bridge Venture Management IV, L.P., the sole general partner of each of North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P., may be deemed to own beneficially the shares of stock of the company beneficially owned by North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. The general partners of North Bridge Venture Management IV, L.P., Edward T. Anderson, Richard A. D'Amore, William J. Geary, Jeffrey P. McCarthy, Angelo J. Santinelli and Michael J. Skok, may be deemed to own beneficially the shares of stock of the company beneficially owned by North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. Each of North Bridge Venture Partners IV-B, L.P., North Bridge Venture Management IV, L.P., Messrs. Anderson, D'Amore, Geary, McCarthy, Santinelli and Skok expressly disclaim beneficial ownership of the shares of stock of the company beneficially owned by North Bridge Venture Partners IV-A, L.P., except to the extent of their respective proportionate pecuniary interests therein, if any. Each of North Bridge Venture Partners IV-A, L.P., North Bridge Venture Management IV, L.P., Messrs. Anderson, D'Amore, Geary, McCarthy, Santinelli and Skok expressly disclaim beneficial ownership of the shares of stock of the company beneficially owned by North Bridge Venture Partners IV-B, L.P., except to the extent of their respective proportionate pecuniary interests therein, if any. The business address of each of North Bridge Venture Management IV, L.P., North Bridge Venture Partners IV-A, L.P., North Bridge Venture Partners IV-B, L.P., Messrs. Anderson, D'Amore, Geary, McCarthy, Santinelli and Skok is 950 Winter Street, Suite 4600, Waltham, Massachusetts 02451.

  This information is partially derived from a Schedule 13G filed by these parties on November 25, 2002.

(13)
Includes (i) 442,242 shares of common stock issuable upon conversion of 442,242 shares of Series A Preferred held by Venrock Associates, (ii) 636,398 shares of common stock issuable upon conversion of 636,398 shares of Series A Preferred held by Venrock Associates II, L.P., (iii) 363,360 shares of common stock issuable upon conversion of 363,360 shares of Series A Preferred held by Venrock Associates III, L.P. and (iv) 56,111 shares of common stock issuable upon conversion of 56,111 shares of Series A Preferred held by Venrock Entrepreneurs Fund, L.P. Each of Venrock Associates, Venrock Associates II, L.P., Venrock Associates III, L.P. and Venrock Entrepreneurs Fund, L.P. may be deemed to own beneficially the shares of stock of the company owned by the other Venrock entities. The business address of each of Venrock Associates, Venrock Associates II, L.P., Venrock Associates III, L.P. and Venrock Entrepreneurs Fund, L.P. is 30 Rockefeller Plaza, room 5508, New York, New York 10112. This information is partially derived from a Schedule 13G filed by these parties on November 25, 2002.

(14)
Includes 895,234 shares of common stock issuable upon conversion of 895,234 shares of Series A Preferred. Lucent Technologies Inc. owns 80% of the membership interests in Lucent Venture Partners I LLC, and may be deemed to beneficially own the shares of stock of the company held of record by Lucent Venture Partners I LLC. Lucent Technologies Inc. disclaims beneficial ownership of the shares of stock of the company held of record by Lucent Venture Partners I LLC. The business address of each of Lucent Venture Partners I LLC and Lucent Technologies Inc. is 600Mountain Avenue, Murray Hill, New Jersey 07974. This information is partially derived from a Schedule 13G filed by these parties on November 25, 2002.

(15)
Includes (i) 450,291 shares of common stock issuable upon conversion of 450,291 shares of Series A Preferred held by Concord Ventures II (Cayman), L.P., (ii) 113,143 shares of common stock issuable upon conversion of 113,143 shares of Series A Preferred held by Concord Ventures II (Israel), L.P., (iii) 14,033 shares of common stock issuable upon conversion of 14,033 shares of Series A Preferred held by Concord Venture Advisors II (Cayman), L.P. and (iv) 7,250 shares of common stock issuable upon conversion of 7,250 shares of Series A Preferred held by Concord Venture Advisors II (Israel), L.P. Each of Concord Ventures II (Cayman), L.P., Concord Ventures II (Israel), L.P., Concord Venture Advisors II (Cayman), L.P. and Concord Venture Advisors II (Israel), L.P. may be deemed to own beneficially the shares of stock of the company beneficially owned by the other parties. The business address of each of Concord Ventures II (Cayman), L.P., Concord Ventures II (Israel), L.P., Concord Venture Advisors II (Cayman), L.P. and Concord Venture Advisors II (Israel), L.P. is not known.

(16)
Includes (i) 153,022 shares of common stock held by Softbank Capital Partners, LP, (ii) 2,641 shares of common stock held by Softbank Capital Advisors Fund, LP and (iii) 150,391 shares of common stock held by Softbank Capital LP. Each of Softbank Capital Partners, LP, Softbank Capital Advisors Fund, LP and Softbank Capital LP may be deemed to own beneficially the shares of stock of the company beneficially owned by the other parties. The business address of each of Softbank Capital Partners, LP, Softbank Capital Advisors Fund, LP and Softbank Capital LP is 1188 Centre Street, Newton Center, Massachusetts 02459.

(17)
Includes 4,641,998 shares of common stock issuable upon conversion of 4,641,998 shares of Series A Preferred. The directors and officers disclaim beneficial ownership of 4,601,998 of those shares.

PROPOSAL 2—AMENDMENT OF ARTICLES OF INCORPORATION TO MODIFY THE TYPES OF TRANSACTIONS THAT ARE COVERED IN ARTICLE V, SECTION (C)(2)(B) OF THE ARTICLES OF INCORPORATION AND TO ALLOW WAIVER OF THE APPLICATION OF THAT PROVISION IN THE FUTURE

General

        Our board of directors has approved, subject to shareholder approval, an amendment to our Articles of Incorporation to modify the types of transactions that are covered under Article V(c)(2)(b) of the Articles of Incorporation, and to allow the holders of a majority of our outstanding Series A Preferred to waive the application of that provision in the future.

Current Provisions

        Article V, Section (c)(2)(b) currently provides that, in the event of (1) a merger or consolidation in which the company is a constituent corporation (except a merger or consolidation in which the holders of our outstanding capital stock immediately prior to the merger or consolidation continue immediately following the merger or consolidation to hold at least 50% of the surviving corporation or the parent of the surviving corporation in the transaction), (2) the sale, conveyance, mortgage, pledge or lease of all or substantially all of the assets of the company, or (3) any transaction or series of transactions requiring approval of our board of directors in which a majority of the voting capital of the company is transferred (except for certain qualifying public offerings) our shareholders will be entitled to a distribution as follows:

  1.
  Holders of the Series A Preferred then outstanding will be entitled to receive an amount of consideration for their shares of Series A Preferred, in cash, securities or other property to be delivered in such transaction, equal to the greater of:

  (a)
  the amount of any consideration that the holders of the outstanding shares of Series A Preferred would be entitled to receive from the company in the transaction if such shares had been converted into common stock immediately prior to such event in accordance with the Articles of Incorporation; and

  (b)
  the lesser of (1) 92% of any such consideration and (2) the original purchase price per share of Series A Preferred ($2.50 per share), plus any accrued but unpaid dividends on the Series A Preferred, plus an additional amount such that the holders will receive a total return equal to a 15% internal rate of return on the original purchase price per share (including dividends) per year compounded annually; and

  2.
  Holders of our common stock then outstanding will be entitled to receive an amount of consideration for their shares of common stock, in cash, securities or other property to be delivered in such transaction, equal to:

  (c)
  in the event the outstanding shares of Series A Preferred receive consideration as contemplated by paragraph 1(a) above, then the holders of our common stock shall be entitled to share ratably with the holders of the outstanding Series A Preferred in any such consideration as if the outstanding Series A Preferred had been converted into common stock; or

  (d)
  in the event the outstanding shares of Series A Preferred receive consideration as contemplated by paragraph 2(b) above then the holders of our common stock shall be entitled to receive on a pro rata basis the greater of (i) 8% of such consideration and (ii) the entire amount of the consideration minus the amount payable to the holders of Series A Preferred pursuant to paragraph 2(b) above.

Reasons for Proposed Amendment

        The current provisions of Article V, Section (c)(2)(b) of the Articles of Incorporation significantly restrict our ability to obtain credit facilities and may, in the future, restrict our ability to engage in one or more transactions, including mergers, consolidations and sales of capital stock, even if such transactions are in the best interests of the company and our shareholders. The board of directors believes it is in the best interests of the company and our shareholders to amend this provision to remove the references to the "conveyance, mortgage, pledge or lease" of all or substantially all of the assets of the company so that the provisions continue to apply to certain mergers and consolidations, the sale of all or substantially all of the assets of the company and certain transfers of our capital stock.

        It is standard practice among lenders to require the pledge of all or substantially all of the assets of a company before agreeing to lend money or extend a line of credit. Such pledges are not intended by the parties involved to trigger a distribution to the shareholders of the company. On the contrary, they are intended to provide the company with an alternative source of working capital to continue to grow the business and fund operations. We believe that the availability of adequate credit facilities will be important to our future growth and success. The existence of this provision hinders our ability to obtain commercial loans or lines of credit on favorable terms or at all. It was not the company's intent to create a provision that would limit our ability to borrow money or otherwise raise capital without amending the Articles of Incorporation. Further, we believe the proposed amendment will bring our Articles of Incorporation more in line with customary liquidation provisions for preferred stock. The amendment will permit us to establish credit facilities using all or any part of our assets as collateral without triggering a distribution to shareholders.

        The board of directors also believes it is in the best interests of the company and our shareholders to amend Article V, Section (c)(2)(b) of the Articles of Incorporation to add the ability of the holders of a majority of the Series A Preferred to waive the application of this provision with respect to a transaction or one or more transactions. By adding a waiver provision, it is our intent to be able to more easily engage in merger transactions, financings or capital raising transactions without having to alter and amend the Articles of Incorporation each time to avoid the possibility of such a transaction triggering a distribution to the shareholders.

Proposed Amendment

        The proposed amendment would amend the first paragraph of Article V, Section (c)(2)(b) by deleting such paragraph in its entirety and replacing it with the following (text that is underlined and in italics represents language being added to the current provision; strike through text represents language being deleted from the current provisions):

(b) Treatment of Reorganizations, Consolidations, Mergers, Etc. Unless the holders of a majority of the outstanding shares of Series A Preferred waive (by consent, vote, agreement or otherwise) the application of this Section (c)(2)(b) with respect to a transaction or transactions of the type contemplated by this Section (c)(2)(b), ~~iI~~n any merger or consolidation in which the Corporation is a constituent party (except any such merger or consolidation involving the Corporation in which the holders of capital stock of the corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least fifty percent (50%) by voting power of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such resulting or surviving corporation), or the sale~~, conveyance, mortgage, pledge or lease~~ of all or substantially all of the assets of the Corporation or any transaction or series of transactions requiring approval of the Board of Directors in which a majority of the voting capital of the Corporation is transferred (except for a Qualified Public Offering, as defined in Section 5(a) hereof):

        The full text of the proposed amendment is included in the form of Articles of Amendment to the Articles of Incorporation included herein as Annex A.

Vote Required

        The affirmative vote of the holders of (i) a majority of the outstanding shares of our common stock and Series A Preferred voting together as a single class (with the Series A Preferred voting on an as-converted basis), (ii) a majority of the outstanding shares of our common stock voting as a separate class, and (iii) a majority of the outstanding shares of Series A Preferred voting as a separate class, is required to approve Proposal 2.

Recommendation of our Board of Directors

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

        The proposed amendment to Article V, Section (c)(2)(b), if approved by our shareholders, would become effective upon the filing with the Secretary of State of the State of Georgia of Articles of Amendment to the Articles of Incorporation. It is expected that such filing will take place on or shortly after the date of the annual meeting, assuming receipt of shareholder approval. However, the board of directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the amendment if, at any time prior to filing the Articles of Amendment, the board of directors, in its sole discretion, determines that it is no longer in the best interests of the company and our shareholders. Among other factors, the board of directors will consider whether or not any of our shareholders have exercised their dissenters' rights and the impact that such exercise will have on our company.

Dissenters' Rights

        It is not clear under Georgia law whether effecting the proposed amendment to Article V, Section (c)(2)(b) of the Articles of Incorporation would result in our shareholders being entitled to dissenters' (appraisal) rights, which can be triggered by an amendment to the company's Articles of Incorporation in certain circumstances involving an alteration or abolishment of a preferential right of a class of shares. The board of directors has not made a determination as to whether the proposed amendment constitutes an alteration of a preferential right. However, due to the importance to the company of the proposed amendment and the possibility that the amendment does constitute an alteration of a preferential right, the board of directors has determined to grant dissenters rights to the holders of common stock and Series A Preferred. The board of directors will consider the extent to which dissenters' rights are being exercised in deciding whether to effect the amendment; therefore, if one or more shareholders dissent, the board of directors may choose not to proceed with the amendment. Below is a summary of dissenters' rights under Georgia law.

        If the proposed amendment is effected, shareholders who have not voted in favor of Proposal 2 will have the right to demand an appraisal of the fair value of their shares of common stock and/or Series A Preferred in accordance with the provisions of Article 13 of the Georgia Business Corporation Code (the "GBCC"), which sets forth the rights and obligations of shareholders demanding an appraisal and the procedures to be followed. Please see the summary of the rights of dissenting shareholders below and the full text of Article 13 of the GBCC included herein as Annex B and incorporated herein by reference.

        If the proposed amendment is effected, shareholders who have not voted in favor of Proposal 2 and have delivered to the company, prior to the vote being taken, notice of intent to demand payment will have the right to dissent to the proposed amendment and obtain payment of the fair value of their shares of common stock or Series A Preferred. The rights of shareholders who desire to dissent from the proposed amendment are governed by the provisions of Sections 14-2-1301 et seq. of the Georgia Business Corporation Code (the "Georgia Law"). Pursuant to such provisions, if the proposed amendment is effected, any shareholder of record of the company who does not vote in favor of the proposed amendment and who fully complies with Sections 14-2-1301 et. seq. of the Georgia Law will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of our common stock or Series A Preferred. A shareholder of record may assert dissenters' rights as to fewer than the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies the company in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the Georgia Law, the fair value of a dissenting shareholder's common stock or Series A Preferred equals the value of the shares immediately before the effective date of the proposed amendment, excluding any appreciation or depreciation in anticipation of the proposed amendment.

        Any shareholder desiring to receive payment of the fair value of his or her common stock or Series A Preferred in accordance with the requirements of the Georgia Law must demand payment and deposit the stock certificates representing common stock or Series A Preferred in accordance with the terms of a notice which will be sent to such shareholder by the company no later than ten (10) days after the proposed amendment is effected (the "Effective Date"). A filing of the written notice of intent to dissent with respect to the proposed amendment should be sent to: Viewlocity, Inc., 3475 Piedmont Road, Atlanta, Georgia 30305, Attention: Chief Financial Officer.

        Within ten (10) days of the later of the Effective Date or receipt of a payment demand by a shareholder who deposits his or her stock certificates in accordance with the dissenters' notice sent to those shareholders who notified the company of their intent to dissent, described above, the company must offer to pay to each dissenting shareholder the amount the company estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. Such notice and offer must be accompanied by: (i) the company's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; (ii) a statement of the corporation's estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the Georgia Law; and (v) a copy of the dissenters' rights provisions of the Georgia Law. If the company does not offer payment within the time period described above, the shareholder may demand the information required in an offer of payment, and the company shall provide the information to the shareholder within ten days after receipt of a written demand for the information. Further, the shareholder may at any time (subject to the statute of limitations under Section 14-2-1332 of the Georgia Law) notify the corporation of his or her own estimate of the fair value of the shares of common stock or Series A Preferred and the amount of interest due and demand payment.

        If the dissenting shareholder accepts the company's offer, by written notice to the company, within 30 days after the company's offer, or is deemed to have accepted the offer by reason of failing to respond to such offer, the company must make payment for his or her shares within 60 days after the making of the offer or the Effective Date, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in his or her shares of the company's common stock or Series A Preferred.

        If the company does not effect the proposed amendment within 60 days after the date set for demanding payment and depositing share certificates, the company must return the deposited share certificates. If, after returning the deposited share certificates, the company again proposes to effect the proposed amendment, it must send a new dissenter's notice in accordance with Georgia Law and repeat the payment demand procedure.

        A dissenting shareholder may notify the company in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate of the fair value if (i) the shareholder believes the amount offered by the company is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or (ii) the company, having failed to effect the proposed amendment, does not return the deposited certificates within 60 days after the date set for demanding payment.

        A dissenting shareholder waives his or her right to demand payment for the shares and is deemed to have accepted the company's offer unless he or she notifies the company of his or her demand in writing within 30 days after the date that the company offers payment.

        If a demand for payment remains unsettled, the company must file an action in a court of competent jurisdiction in Fulton County, Georgia, requesting that the fair value of such shares be found and determined. The Company must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If the company does not commence the proceeding within such 60 day period, it shall be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

        The foregoing does not purport to be a complete statement of the provisions of the Georgia Law relating to statutory dissenters' rights and is qualified in its entirety by reference to the dissenters' rights provisions of the Georgia Law, which are reproduced in full in Annex B to this Information Statement and which are incorporated herein by this reference.

        FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN ARTICLE 13 OF THE GBCC MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. A SHAREHOLDER WHO VOTES IN FAVOR OF THE DISTRIBUTION AMENDMENT WILL NOT HAVE A RIGHT TO DISSENT FROM THE MERGER. A SHAREHOLDER WHO DESIRES TO EXERCISE HIS OR HER DISSENTERS' RIGHTS MUST ALSO SUBMIT A WRITTEN DEMAND FOR PAYMENT TO THE COMPANY.

PROPOSAL 3—AMENDMENT OF ARTICLES OF INCORPORATION TO ALLOW ACTION BY MAJORITY WRITTEN CONSENT OF SHAREHOLDERS

General

        Our board of directors has approved, subject to shareholder approval, an amendment to our Articles of Incorporation to allow our shareholders to act by majority written consent.

        Pursuant to Georgia law, if the Articles of Incorporation so provide, any action that is required or permitted to be taken at a shareholders meeting may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records. Our Articles of Incorporation currently do not permit shareholder action by majority written consent. As a result, all action by our shareholders must be taken at a meeting of shareholders.

Reasons for Amendment

        The purpose of the proposed amendment is to facilitate action by shareholders and to reduce the corporate expense associated with meetings of shareholders. The amendment will have the effect limiting the opportunity of all shareholders to participate in the discussion of any proposed action that is taken by written consent without a meeting. Under Georgia law, if action is taken by less than all of the shareholders entitled to vote on the action, all voting shareholders on the record date who did not participate in taking the action shall be given written notice of the action, together with the material furnished to the voting shareholders, not more than ten days after the taking of action without a meeting. In addition, pursuant to the rules and regulations of the SEC, if shareholder action is taken by written consent, we will be required to send each shareholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

        If the Written Consent Amendment (as defined below) is approved, a small number of our shareholders who hold a substantial amount of our capital stock, acting together, will be able to take actions that require the approval of the holders of common stock or that require the approval of the holders of Series A Preferred, without the necessity of a shareholder meeting. Six shareholders beneficially own 69.8% of our outstanding capital stock, including the Battery Funds, Liberty Mutual and Warburg Pincus, which each hold greater than 10% of our outstanding capital stock.

        The Written Consent Amendment, if approved by our shareholders, would become effective upon the filing with the Secretary of State of the State of Georgia of Articles of Amendment to the Articles of Incorporation. It is expected that such filing will take place on or shortly after the date of the annual meeting, assuming receipt of shareholder approval. However, the board of directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Written Consent Amendment if, at any time prior to filing the Written Consent Amendment, the board of directors, in its sole discretion, determines that it is no longer in the best interests of the company and our shareholders. If the Written Consent Amendment becomes effective, the board of directors intends to adopt a corresponding amendment to the bylaws allowing our shareholders to act by majority written consent.

Proposed Amendment

        The proposed amendment would add a new Article XI to the Articles of Incorporation, which would read as follows:

    "Any action that is required or permitted to be taken at a shareholders meeting, including any consent or waiver of any provisions of the Articles of Incorporation, may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted."

        The full text of the proposed amendment is included in the form of Articles of Amendment to the Articles of Incorporation included herein as Annex A (the "Written Consent Amendment").

Vote Required

        The affirmative vote of the holders of a majority of the outstanding shares of common stock and Series A Preferred voting together as a single class (with the Series A Preferred voting on an as-converted basis), as well as the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred, is required to approve Proposal 3.

Recommendation of our Board of Directors

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE WRITTEN CONSENT AMENDMENT.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC certain reports, and to furnish copies thereof to us, with respect to each such person's beneficial ownership of our equity securities. Based solely on our review of the copies of the forms furnished to us or written representations from the reporting persons, we believe that, during the Transition Period, all of our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that Michael Sherman, Jennifer Crowder and Van Harrison made late filings of Forms 3.

Annual Report on Form 10-K

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC, except exhibits thereto, accompanies this proxy statement. The annual report contains audited financial statements. The annual report does not form any part of the material for the solicitation of proxies. We will provide copies of the exhibits, should they be requested by eligible shareholders, and we may impose a reasonable fee for providing such exhibits. Request for additional copies of our annual report on Form 10-K should be mailed to:

Viewlocity, Inc.
3475 Piedmont Road
Suite 1700
Atlanta, Georgia 30305
Attention: Investor Relations Department

Shareholder Proposals

        Any shareholder proposals intended to be presented at our 2004 Annual Meeting of Shareholders and eligible for inclusion in the Proxy Statement and form of proxy to be distributed by the board of directors in connection with such meeting must be submitted to us in writing on or before                        . Any shareholder proposals intended to be presented from the floor at our 2004 Annual Meeting of Shareholders must be submitted to us in writing on or before                        or the persons appointed as proxies may exercise their discretionary voting authority with respect to the shareholder proposal.

Independent Public Accountants

        PricewaterhouseCoopers LLP has audited the accounts of the company and its subsidiaries for the fiscal year ended December 31, 2002. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Other Matters

        The board of directors knows of no other matters to be brought before the annual meeting. However, if any other matters arise, however, your signed proxy card gives authority to L. Allen Plunk and Scott Hausman to vote on those matters at their discretion. If you decide to attend the annual meeting, you may revoke your proxy at any time before it is voted.

Expenses of Solicitation

        The cost of solicitation of proxies will be borne by the company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more of our employees. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our common stock.

By Order of the Board of Directors,
L. Allen Plunk, Secretary
Atlanta, Georgia , 2003

ANNEX A

ARTICLES OF AMENDMENT OF
THE THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
VIEWLOCITY, INC.

        Viewlocity, Inc., a corporation organized and existing under the laws of the State of Georgia (the "Corporation"), hereby certifies as follows:

1.

        The name of the Corporation is Viewlocity, Inc.

2.

        [To be adopted, in the Board's discretion, if Proposal 2 is approved by the shareholders.]

        The Corporation's Third Amended and Restated Articles of Incorporation, as amended, are amended by deleting the first paragraph of Article V, Section (c)(2)(b) in its entirety and replacing it with the following:

    (b)
    Treatment of Reorganizations, Consolidations, Mergers, Etc.    Unless the holders of a majority of the outstanding shares of Series A Preferred waive (by consent, vote, agreement or otherwise) the application of this Section (c)(2)(b) with respect to a transaction or transactions of the type contemplated by this Section (c)(2)(b), in any merger or consolidation in which the Corporation is a constituent party (except any such merger or consolidation involving the Corporation in which the holders of capital stock of the corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least fifty percent (50%) by voting power of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such resulting or surviving corporation), or the sale, of all or substantially all of the assets of the Corporation or any transaction or series of transactions requiring approval of the Board of Directors in which a majority of the voting capital of the Corporation is transferred (except for a Qualified Public Offering, as defined in Section 5(a) hereof):

3.

        [To be adopted, in the Board's discretion, if Proposal 3 is approved by the shareholders.]

        The Corporation's Third Amended and Restated Articles of Incorporation, as amended, are further amended by adding a new Article XI as follows:

    "Any action that is required or permitted to be taken at a shareholders meeting, including any consent or waiver of any provisions of the Articles of Incorporation, may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted."

4.

        These Articles of Amendment were duly adopted by the Board of Directors of the Corporation on            , 2003.

5.

        4.    On            , 2003, the shareholders of the Corporation duly approved these Articles of Amendment in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

        IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be executed by a duly authorized officer on the            day of            2003.

Viewlocity, Inc.
By:

	Name:	L. Allen Plunk
	Title:	Executive Vice President and Chief Financial Officer

A-2

ANNEX B
DISSENTERS' RIGHTS

ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

§14-2-1301.

        As used in this article, the term:

          (1)  "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2)  "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section

          (3)  "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4)  "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5)  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6)  "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7)  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8)  "Shareholder" means the record shareholder or the beneficial shareholder.

§14-2-1302.

        (a)  A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1)  Consummation of a plan of merger to which the corporation is a party:

            (A)  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

            (B)  If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2)  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3)  Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4)  An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

            (A)  Alters or abolishes a preferential right of the shares;

            (B)  Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            (C)  Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (D)  Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

            (E)  Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

            (F)  Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5)  Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b)  A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

        (c)  Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1)  In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2)  The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§14-2-1303.

        A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

§14-2-1320.

        (a)  If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

        (b)  If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§14-2-1321.

        (a)  If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1)  Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)  Must not vote his shares in favor of the proposed action.

        (b)  A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§14-2-1322.

        (a)  If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

        (b)  The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1)  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2)  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)  Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)  Be accompanied by a copy of this article.

§14-2-1323.

        (a)  A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

        (b)  A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c)  A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

§14-2-1324.

        (a)  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

        (b)  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§14-2-1325.

        (a)  Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

        (b)  The offer of payment must be accompanied by:

          (1)  The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)  A statement of the corporation's estimate of the fair value of the shares;

          (3)  An explanation of how the interest was calculated;

          (4)  A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5)  A copy of this article.

        (c)  If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§14-2-1326.

        (a)  If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)  If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§14-2-1327.

        (a)  A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1)  The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2)  The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (b)  A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

        (c)  If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1)  The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2)  The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

§14-2-1330.

        (a)  If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)  The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

        (d)  The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

        (e)  Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§14-2-1331.

        (a)  The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

        (b)  The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1)  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2)  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

        (c)  If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§14-2-1332.

        No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

COMMON STOCK PROXY

Viewlocity, Inc.
3475 Piedmont Road    Suite 1700
Atlanta, Georgia 30305

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Allen Plunk and Scott Hausman, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of common stock of Viewlocity, Inc. held of record by the undersigned on March 7, 2003, at the Annual Meeting of Shareholders to be held on                            , 2003, or any adjournment thereof, as designated hereon and in their discretion as to other matters.

The Board of Directors Recommends a vote "FOR all nominees" in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3.

Proposal 1—Election of the following Nominees as Directors:

FOR all Nominees listed at right (except as marked to the contrary) ☐	WITHHELD For all Nominees listed at right ☐	NOMINEES:	Wiliam J. Geary William M. Stuek James R. Wilson	C. Jeffrey Simpson Scott R. Tobin

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.)

Proposal 2—Approval of an Amendment of our Third Amended and Restated Articles of Incorporation to modify the types of transactions that are covered under Article V, Section (c)(2)(b) of the Articles of Incorporation and to allow the holders of a majority of the outstanding Series A Preferred to waive the application of that provision in the future:

☐ For	☐ Against	☐ Abstain

Proposal 3—Approval of an Amendment of our Third Amended and Restated Articles of Incorporation to allow our shareholders to act by majority written consent:

☐ For	☐ Against	☐ Abstain

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

(Please date and sign on reverse)
(Continued on reverse side)

        The shares represented by this proxy will be voted as directed by the Shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" the Proposal.

I PLAN TO ATTEND MEETING ☐

        Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date

Signature

Signature if held jointly

Please mark, date and sign as your name appears above and return in the enclosed envelope.

SERIES A PREFERRED STOCK PROXY

Viewlocity, Inc.
3475 Piedmont Road    Suite 1700
Atlanta, Georgia 30305

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Allen Plunk and Scott Hausman, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Series A preferred stock of Viewlocity, Inc. held of record by the undersigned on March 7, 2003, at the Annual Meeting of Shareholders to be held on              , 2003, or any adjournment thereof, as designated hereon and in their discretion as to other matters.

The Board of Directors Recommends a vote "FOR all nominees" in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3.

Proposal 1—Election of the following Nominees as Directors:

FOR all Nominees listed at right (except as marked to the contrary) ☐	WITHHELD For all Nominees listed at right ☐	NOMINEES:	Wiliam J. Geary William M. Stuek James R. Wilson	C. Jeffrey Simpson Scott R. Tobin

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.)

Proposal 2—Approval of an Amendment of our Third Amended and Restated Articles of Incorporation to modify the types of transactions that are covered under Article V, Section (c)(2)(b) of the Articles of Incorporation and to allow the holders of a majority of the outstanding Series A Preferred to waive the application of that provision in the future:

☐ For	☐ Against	☐ Abstain

Proposal 3—Approval of an Amendment of our Third Amended and Restated Articles of Incorporation to allow our shareholders to act by majority written consent:

☐ For	☐ Against	☐ Abstain

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

(Please date and sign on reverse)
(Continued on reverse side)

        The shares represented by this proxy will be voted as directed by the Shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" the Proposal.

I PLAN TO ATTEND MEETING ☐

        Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date

Signature

Signature if held jointly

Please mark, date and sign as your name appears above and return in the enclosed envelope.

QuickLinks

PROXY STATEMENT OF VIEWLOCITY, INC.
2003 ANNUAL MEETING OF SHAREHOLDERS , 2003
PROPOSAL 1—ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
PROPOSAL 2—AMENDMENT OF ARTICLES OF INCORPORATION TO MODIFY THE TYPES OF TRANSACTIONS THAT ARE COVERED IN ARTICLE V, SECTION (C)(2)(B) OF THE ARTICLES OF INCORPORATION AND TO ALLOW WAIVER OF THE APPLICATION OF THAT PROVISION IN THE FUTURE
PROPOSAL 3—AMENDMENT OF ARTICLES OF INCORPORATION TO ALLOW ACTION BY MAJORITY WRITTEN CONSENT OF SHAREHOLDERS
OTHER MATTERS
ANNEX A ARTICLES OF AMENDMENT OF THE THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION OF VIEWLOCITY, INC.
1.
2.
3.
4.
5.
ANNEX B DISSENTERS' RIGHTS ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE